EXHIBIT 99.1

Indigo-Energy, Inc. Renamed as HDIMAX MEDIA, Inc.

New Name Leverages Strength of Internet Publishing Product Line and Aligns Assets Under a Single Corporate Umbrella

Toronto, Ont. December 19, 2014. Indigo-Energy, Inc. announced today that it has changed its company name to HDIMAX MEDIA, Inc. and that the Company’s common stock will begin trading today under a new ticker symbol, HMAX. The goal of the name change is to reflect the incorporation of its family of digital media products under one global umbrella. HDIMAX MEDIA, Inc. owns or licenses a family of digital magazines and entertainment sites including: 1- http://www.hdimax.com which is positioned as the video solution for a plethora of entertainment venues including sports, concerts, movies and made-for-cable series, 2- www.frontlinewire.com carrying up to date news as it happening, 3- www.fashionstylemag.com the “go-to” website for the latest in fashion, beauty, and celebrity trends, 4- www.thewomanlife.com focusing on health, fitness for women, 5- www.southasianlife.com targeting Asian trends in fashion and beauty, Bollywood trends, and health tips, and 6- www.themanlife.com directed toward men’s lifestyle, career planning, grooming, and reality shows.

According to HDIMEDIA, Inc.’s Chairman and CEO Rajinder Brar, “HDIMAX has a passion and a commitment to deliver its entertainment products and editorial offerings to enhance the online experience for each of its customers.

About HDIMAX MEDIA, Inc.:

HDIMAX MEDIA, Inc. is a digital publishing and broadcast company focused on content and advertising. They strive to create meaningful content for users through considered strategy and innovation in the digital space. Above all, they believe in beautiful design, attention to detail, interaction, experimentation, collaboration and exploration. HDIMAX delivers intelligent products, engaging experiences and exceptional outcomes for incredible clients and consumers all over the world. The company focuses on selling advertising around the content they either produce or license on their owned and operated websites.

HDIMAX owns or licenses online fashion, lifestyle magazines including Fashion Style Magazine (www.fashionstylemag.com), The Woman Life (www.thewomanlife.com), HDI MAX (www.hdimax.com), The Man Life (www.themanlife.com), Frontline Wire (www.frontlinewire.com), and South Asian Life (www.southasianlife.com). As having one of the largest engagement websites, HDIMAX helps its clients develop content to reach their online audiences by creating custom campaigns that simultaneously integrate elements of design, content, and media buying to expand their reach. Their clients range from small businesses, designers, Fortune 500 companies and advertising agencies. HDIMAXs network of websites get hundreds of millions of impressions monthly. More information can be found about HDIMAX at http://media.hdimax.com.